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For Immediate Release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Receives
Follow-on Order for Large Wind Power Inverters

Menomonee Falls, Wis. –October 6, 2009 -Magnetek, Inc. (NYSE: MAG) today announced that it has received a follow-on production order for wind power inverters valued at $11 million. Magnetek's modular utility-scale wind power inverters regulate and transform DC power generated by wind turbines into utility-grade AC power, which is distributed to the power transmission grid. Magnetek’s E-Force Wind Inverters are to be delivered to its customer beginning in December 2009 through November 2010.

Wind power has been one of the fastest growing sources of power generation globally. In the United States, which has surpassed Germany as the largest wind power market, the five-year average (2004-2008) annual growth rate for wind power installations was 32%, according to the American Wind Energy Association (AWEA). With an installed base of 25,369 MW in operation at the end of 2008, the U. S. was also the 2008 world leader in new wind installations. While AWEA estimates a slower growth rate in 2009, wind power installations are still projected to grow by 5,000 MW (20%) or more this year. The American Recovery and Reinvestment Act (ARRA) of 2009 extended the production tax credit for the wind industry to 2012, with an alternate option to secure a grant from the Treasury Department in the amount of a 30% investment tax credit.

“We believe renewable energy provides growth opportunities for Magnetek,” said Peter McCormick, chief executive officer. “We look forward to fulfilling this order for our customer, as we continue to work on the development of additional advanced power conversion solutions for both the wind and solar markets.”

About Magnetek
Magnetek, Inc. manufactures digital power and motion control systems used in material handling, people moving and energy delivery, including high efficiency power inverters for the wind and solar power industries.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa., Canonsburg, Pa. and Mississauga, Ontario, Canada as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter, as well as for its fiscal year ending June 27, 2010.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.